UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   The Estee Lauder 1994, Trust
   c/o Leonard A. Lauder, Trustee
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   01/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Trust with Insider Trustees
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |1/10/2|G   |V|200,000           |D  |           |4,498,951 (2)      |D (2) |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/9/20|J  (|V|175,689           |D  |           |2,355,782 (3)      |D (3) |Distributed by GRAT        |
                           |02    |3)  | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/9/20|J (3|V|175,689           |A  |           |5,150,269 (2)      |D (2) |Aquis.  by LAL             |
                           |02    |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Explanation of
Responses
Reporting Person:	The Estee Lauder 1994 Trust
(1)
Issuer Name: 	The Estee Lauder Companies
Inc.
Address:		c/o Leonard A. Lauder,
Trustee
		767 Fifth
Avenue
		New York, NY
10153
Identification
Number
(1) Designated filer on behalf of (a) the Reporting Person (the "EL 1994 Trust"), a 10% owner of the Issuer; (b) Ronald S. Lauder ("RSL"), a Director, executive officer, (Chairman Clinique Laboratories, Inc.) and a 10% owner of the issuer; (c) Leonard A. Lauder ("LAL"), Chairman of the Board of
Directors and a 10% owner of the Issuer; (d) Evelyn H. Lauder ("EHL") (who is the wife of LAL), an executive officer (Senior Corporate Vice
President) of the Issuer; (e) The 1992 Leonard A. Lauder Grantor Retained Annuity Trust (the "GRAT"), a 10% owner of the Issuer; (f) William P.
Lauder ("WPL"), a Director, executive officer (Group President) and a 10% owner of the Issuer; and (g) Gary M. Lauder ("GML"), a 10% owner of the
Issuer.
(2) As reported on the first page of this Form 4, on January 10, 2002, the EL 1994 Trust distributed 200,000 shares of Class A Common Stock owned directly by the EL 1994 Trust. These shares were owned directly by the EL 1994 Trust and indirectly by RSL as co-Trustee and beneficiary of the EL
1994 Trust and LAL as co-Trustee and beneficiary of the EL 1994 Trust. RSL and LAL each disclaim beneficial ownership of shares owned by the
EL 1994 Trust to the extent they do not have a pecuniary interest in such securities. EHL disclaims beneficial ownership of the securities owned indirectly by her husband, LAL, through the EL 1994
Trust.
After the distributions, the amounts of Class A Common Stock beneficially owned by:
(a) RSL includes (i) 1,000,000 shares held directly (does not include the ownership of 24,255,555 shares of Class B Common Stock which are convertible to a like number of shares of Class A Common Stock), (ii) 3,182 shares held indirectly as Trustee of the Descendants of Ronald S. Lauder
1996 Trust (does not include the ownership of 3,182 shares of Class B Common Stock which are convertible to a like number of shares of Class A
Common Stock), (iii) 4,498,951 held indirectly as co-Trustee and beneficiary of the EL 1994 Trust and (does not include the ownership of 12,189,852 shares of Class B Common Stock which are convertible to a like number of shares of Class Common A Stock), (iv) 15,384 shares held indirectly as a general partner of Lauder & Sons L.P. (RSL is also a Trustee of The 1995 Estee Lauder RSL Trust, which is also a general partner of Lauder & Sons
L.P.) (does not include the ownership of 3,846,154 shares of Class B Common Stock which are convertible to a like number of shares of Class A
Common Stock), and (v) 1,300,000 shares held indirectly as co-Trustee and beneficiary of the EL 2001 Trust. RSL disclaims beneficial ownership of the shares in clauses (ii), (iii), (iv) and (v) to the extent he does not have a pecuniary interest in such securities. RSL has a short position of
7,394,986 shares of Class A Common Stock established prior to the Issuer's initial public offering;
(b) LAL includes (i) 5,150,269 shares held directly, (ii) 4,498,951 shares held indirectly as a co-Trustee and beneficiary of the EL 1994 Trust (does not include the ownership of 12,189,852 shares of Class B Common Stock which are convertible to a like number of shares of Class A Common
Stock), (iii) 2,355,782 shares indirectly as grantor of a grantor retained annuity trust (does not include the ownership of 3,829,216 shares of Class B Common Stock which are convertible into a like number of shares of Class A Common Stock), (iv) 3,579,302 shares indirectly as the sole individual general partner of LAL Family Partners L.P. and the majority stockholder of LAL Family Corporation, which is the sole corporate partner of LAL Family
Partners L.P. (a limited partnership in which LAL has sole voting and investment power) (does not include the ownership of 42,705,540 shares of
Class B Common Stock which are convertible into a like number of shares of Class A Common Stock), (v) 15,384 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons L.P.)
(does not include the ownership of 3,846,154 shares of Class B Common Stock which are convertible into a like number of shares of Class A
Common Stock), (vi) 1,300,000 shares held indirectly as co-Trustee and beneficiary of the EL 2001 Trust, and (vii) 390,000 shares indirectly which are held directly by his wife, EHL. LAL disclaims beneficial ownership of the shares in clauses (ii), (iii), (iv), (v) and (vi) to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause (vii) owned by his wife;
(c) EHL includes (i) 390,000 shares held directly, (ii) 5,150,269 shares held directly by her husband, LAL, and (iii) 11,749,419 shares held indirectly by her husband, LAL (see (b) (ii), (iii), (iv) and (v) above regarding Class B shares). EHL disclaims beneficial ownership of securities owned directly and indirectly by her husband,
LAL.
(3) As reported on the first page of this Form 4, on January 9, 2002, the GRAT distributed 175,689 shares of Class A Common Stock to LAL, the grantor of the GRAT, in connection with the annuity.
After these transactions the amount of Class A Common Stock owned by:
(a) The GRAT includes 2,355,782 shares held directly and no shares held indirectly (does not include the ownership of 3,829,216 shares of Class B Common Stock, which are convertible to a like number of shares of Class B Common Stock);
(b) WPL includes 1,168,240 held directly (does not include ownership of 2,264,038 shares of Class B Common Stock, which are convertible to a like number of Class A Common Stock), 5,234 shares held indirectly by his children (does not include ownership of 22,870 shares of Class B Common
Stock, which are convertible to a like number of shares of Class A Common Stock), and 2,355,782 shares held indirectly by the GRAT (see 3(a)
above regarding Class B shares). WPL disclaims beneficial ownership of securities owned by his children and by the GRAT to the extent that he does not have a pecuniary interest in such
securities;
(c) GML includes 79,920 shares held directly, and 2,355,782 shares held indirectly by the GRAT (see 3(a) above regarding Class B shares); GML disclaims beneficial ownership of securities owned by the GRAT to the exrent that he does not have a pecuniary interest in such securities;
(d) LAL and EHL (see 2(b) and 2(c) above regarding Class A and Class B shares).
Joint Filer
Information
Name: Ronald S.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
1/31/2002
Signature: /s/ Ronald S.
Lauder
Name: Leonard A.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
1/31/2002
Signature:/s/  Leonard A.
Lauder
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
1/31/2002
Signature: /s/ Evelyn H.
Lauder
Name: William P.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
Signature: /s/ William P.
Lauder
Name: 1992 Leonard A. Lauder Grantor Retained Annuity
Trust
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
1/31/2002
Signature: /s/ William P.
Lauder
Name: Gary M.
Lauder
Address:ICTV
Inc.
14600 Winchester
Boulevard
Los Gatos, CA
95030
Designated Filer: The Estee Lauder 1994
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
1/31/2002
Signature: /s/ Gary M.
Lauder

SIGNATURE OF REPORTING PERSON
Leonard A. Lauder, Trustee
DATE
2/08/2002